Exhibit 99.1

FOR IMMEDIATE RELEASE:

MoliChem Re-acquires Moli1901 Technology for Cystic Fibrosis

CHAPEL HILL, N.C. December 27, 2002. MoliChem Medicines Inc. (OTC:MLCM) announced today that it has re-acquired from InterMune Inc. the exclusive license for the development of Moli1901, its lead product candidate for the treatment of cystic fibrosis (CF) patients. The Exclusive Development and Commercialization Agreement with InterMune has been terminated, and MoliChem expects to receive no further payments thereunder from InterMune.

MoliChem also announced that it is reorganizing to focus its resources on identifying new development partners for its pipeline of intellectual property including Moli1901 and securing new funding. In connection with that reorganization, the Company has temporarily reduced development and administrative staff from 8 to 4.

“With the collaboration of InterMune, the Company has made significant progress in advancing the development of Moli1901,” said Dr. Luis Molina, founder, President and CEO of MoliChem. “The reacquisition of this compound provides a significant strategic opportunity for MoliChem to create new partnerships in Europe and in the US in the near term.

CF is a genetic disease characterized in the lung, by abnormal chloride and water transport from the pulmonary lining cells into the conductive bronchi (lung passages or breathing tubes), impairing the lung’s natural cleansing mechanisms. Chronic lung inflammation and infection are the result of the impairment. The lung damage is progressive and leads to premature mortality of children, adolescents and young adults.

About MoliChem

MoliChem Medicines, Inc. is an early stage pharmaceutical company focused on the discovery, development, and marketing of products for the treatment of serious respiratory and related conditions. MoliChem’s lead product candidate, Moli1901, is currently in clinical trials in the United States for the treatment of cystic fibrosis.

This press release might contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MoliChem’s expectations and projections. Risks and uncertainties include the ability to enter into licensing agreements, need for additional financing, ability to develop and successfully commercialize our products and success of clinical trials for MoliChem’s product candidates. A further list and description of these risks, uncertainties, and other factors can be found in MoliChem’s filings with the Securities and Exchange Commission. MoliChem assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information on MoliChem Contact:
Luis Molina, Ph.D. President and CEO, 919.960.0217
EMAIL: lmolina@molichem.com